Exhibit 99.3

Contact:	FOR RELEASE:
Tyler H. Rose	May 17, 2010
Executive Vice President
and Chief Financial Officer
(310) 481-8484
or
Michelle Ngo
Vice President and Treasurer
(310) 481-8581

KILROY REALTY CORPORATION ANNOUNCES PRICING OF $250

MILLION OF 6.625% SENIOR UNSECURED NOTES DUE 2020

LOS ANGELES, May 17, 2010 – Kilroy Realty Corporation (NYSE:KRC) today announced that its operating partnership, Kilroy Realty, L.P., has priced an offering of $250.0 million aggregate principal amount of 6.625% senior unsecured notes due 2020 (the “Notes”) in a private placement to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended. The Notes will be guaranteed by Kilroy Realty Corporation on a senior unsecured basis.

The Notes will pay interest semi-annually at a rate of 6.625% per annum and mature on June 1, 2020. Closing of the sale of the Notes is expected to occur on May 24, 2010.

Proceeds from the offering are expected to be $247.9 million, before deducting the initial purchasers’ discounts and commissions and estimated expenses. The operating partnership intends to use the net proceeds from the offering of the Notes to repurchase all of its outstanding 3.250% Exchangeable Senior Notes due 2012 (the “Exchange Notes”) that are tendered by the holders pursuant to an offer to purchase such Exchange Notes. The total amount of funds required to purchase all of the outstanding Exchange

Notes is $298.0 million plus accrued interest. If the net proceeds from the offering of the Notes exceed the total purchase price of Exchange Notes tendered by the holders and repurchased, if any, and accrued interest, the operating partnership intends to use the remaining net proceeds from this offering for general corporate purposes, which may include the repayment of other outstanding long-term debt, including borrowings under its unsecured revolving credit facility, the repurchase of debt securities and potential acquisitions. If the total purchase price of Exchange Notes tendered by the holders and repurchased and accrued interest is more than the amount of such net proceeds, the operating partnership plans to finance the remaining portion of the purchase price and accrued interest with cash on hand and, if necessary, borrowings under its unsecured revolving credit facility.

This notice does not constitute an offer to sell or a solicitation of an offer to buy any Notes, nor shall there be any sale of the Notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction. Any offers of the Notes will be made only by means of a private offering memorandum. The Notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold absent registration or an applicable exemption from registration requirements. This notice does not constitute an offer to repurchase the Exchange Notes. Any offer to repurchase the Exchange Notes will be made only by means of the offer to purchase.

Some of the information presented in this release is forward looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995. Although Kilroy Realty Corporation believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. For forward-looking statements herein, Kilroy Realty claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Kilroy Realty Corporation assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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